Exhibit T3A.1

DB4723307-002

OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA

AMENDED & RESTATED CERTIFICATE OF INCORPORATION

WHEREAS, *the Certificate of Incorporation, executed and acknowledged by*

AMERICAN GILSONITE COMPANY

GREAT SEAL OF THE STATE OF OKLAHOMA 1907

Filed in the City of Oklahoma City this 27th *day of* September, 1993.

Secretary of State

By:

970052

RESTATED CERTIFICATE OF INCORPORATION
OF
AMERICAN GILSONITE COMPANY

Pursuant to Sections 1077 and 1080 of the
General Corporation Act of the State of Oklahoma

The undersigned, being the Executive Vice President of American Gilsonite Company (the “Corporation”), a corporation existing under the laws of the State of Oklahoma, hereby certifies as follows:

1.          The name of the Corporation is AMERICAN GILSONITE COMPANY.

2.          The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Oklahoma under the name STRATFORD ENTERPRISES COMPANY on October 18, 1988.

3.          The amendment and restatement of the certificate of Incorporation as hereinafter set forth have been duly adopted in accordance with the provisions of Sections 1077 and 1080 of the General Corporation act of the State of Oklahoma in the manner prescribed by Section 1077 of the General Corporation Act of the State of Oklahoma.

4.          The text of the Certificate of incorporation is hereby amended and restated in full to read as follows:

RESTATED CERTIFICATE OF INCORPORATION
OF
AMERICAN GILSONITE COMPANY

FIRST:      The name of the Corporation is AMERICAN GILSONITE COMPANY.

SECOND:     The address of the principal office and registered agent in the State of Oklahoma is 115 S. W. 89th Street, Oklahoma City, State of Oklahoma 73139-8511, and the name of the registered agent at said address is The Prentice-Hall Corporation System, Oklahoma, Inc.

THIRD:      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Act of the State of Oklahoma as presently in effect or as it may hereafter be amended.

FOURTH:      The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is seventy-seven million eight hundred and thirty thousand (77,830,000), consisting of seven million eight hundred and thirty thousand (7,830,000) shares of Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”), and seventy million (70,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”).

FIFTH:      The following is a statement of the designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Convertible Preferred Stock:

Section 1.      Convertible Preferred Stock Dividends.

1.1      General Dividend Obligation. When, as and if declared by the Board of Directors of the Corporation, the Corporation shall pay to the holders of record of the Convertible Preferred Stock, out of the assets of the Corporation available for the payment of dividends under the General Corporation Act of the State of Oklahoma, preferential dividends at the times and in the amounts provided for in this section 1.

1.2      Payments of Dividends. When declared by the Board of Directors of the Corporation, dividends on the Convertible Preferred Stock shall be payable on each Dividend Payment Date (capitalized terms not otherwise defined herein being used in this Restated Certificate of Incorporation with the definitions set forth in Section 11 of this Article FIFTH). Dividends shall be paid by mailing the Corporation’s good check in the proper amount to each holder of record of Convertible Preferred Stock at such holder’s address as it appears on the Corporation’s stock register at least five days prior to the due date of each dividend or otherwise transferring funds so as to be received by such holder on the due date of such dividend.

1.3      Calculation of Dividends. Dividends on each share of Convertible Preferred Stock shall be calculated cumulatively at the rate and in the manner prescribed herein from and including the date of issuance of such share of Convertible Preferred Stock, whether or not such dividends shall have been declared and whether or not there shall be (at the time such dividends are calculated or become payable or at any other time) profits, surplus or other funds or assets of the corporation legally available for the payment of dividends. For purposes of this Section 1.3, the date on which the Corporation shall initially issue any share of convertible Preferred Stock shall be deemed to be its “date of issuance” regardless of the number of times transfer of such share of Convertible Preferred Stock shall be made on the stock register maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Convertible Preferred Stock (whether by reason of transfer of such share or for any other reason).

1.4      Dividend Rates. Dividends shall be calculated cumulatively on a daily basis on each Outstanding share of Convertible Preferred Stock at the rate per annum (computed on the basis of a 360-day year having twelve thirty-day months) of eight percent (8%) of the Liquidation Value of each share of Convertible Preferred Stock. To the extent not paid, on each Dividend Payment Date all dividends accrued on each share of Convertible Preferred Stock Outstanding during the period from and including the preceding Dividend Payment Date (or from and including the original date of issuance of such share in the case of the initial Dividend Payment Date after the date of issuance) shall be added to the Liquidation Value of such share and shall remain a part thereof until such dividends are paid.

1.5     Distribution of Partial Dividend Payments. If at any time the Corporation shall pay to the holders of

Convertible Preferred Stock less than the total amount of dividends then calculated on the Convertible Preferred Stock, such payment shall be distributed among the holders of Convertible Preferred Stock so that an equal amount shall be paid with respect to each Outstanding share.

Section 2.      Liquidation Preferences.

Upon any liquidation (complete or partial), dissolution or winding up of the Corporation, or any similar distribution of its assets to its stockholders which results in a return of capital, whether voluntary or involuntary, the holders of the Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any Junior Securities of the Corporation, to be paid out of the assets of the Corporation available for distribution to its stockholders (whether from capital, surplus or earnings) an amount in cash equal to the aggregate Liquidation Value of all shares of Convertible Preferred Stock then Outstanding, and shall not be entitled to any further payment. Written notice of such liquidation, dissolution, winding up or other distribution of assets, stating a payment date, the amount of the payment and the place where the amounts distributable shall be payable, shall be mailed by certified or registered mail, return receipt requested, not less than 60 days prior to the payment date stated therein, to each record holder of any share of Convertible Preferred Stock entitled thereto at the address for such record holder shown on the Corporation’s records. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution, winding up or similar distribution of the Corporation within the meaning of any of the provisions of this Section 2, provided that such transaction does not effect a return of capital to the Corporation’s stockholders.

Section 3.      Convertible Preferred Stock not Redeemable. The Convertible Preferred Stock shall not be redeemable.

Section 4.      Conversion of Convertible Preferred Stock.

4.1     Conversion Procedures. (a) A holder of shares of Convertible Preferred Stock may, at any time, convert pursuant to this Section 4 all or any part (in whole numbers of shares only) of the shares of Convertible Preferred Stock held by such holder into such number of fully paid and non-assessable whole shares of Common Stock as is obtained by multiplying the number of shares of Convertible Preferred Stock so to be converted by $1.00 and dividing the result by the Conversion Price then in effect. Such right as to any particular share shall terminate at the close of business on the day immediately prior to the date fixed for payment on the Convertible Preferred Stock upon any liquidation, dissolution, winding up or similar distribution of the corporation.

(b)     Each conversion of Convertible Preferred Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Convertible Preferred stock) at any time during its usual business hours, together with written notice by the holder of such Convertible Preferred Stock stating that such holder desires to convert the shares, or a stated number of the shares, represented by such certificate or certificates which notice shall also specify the name or names (with addresses) and denominations in which the certificate or certificates for Common Stock shall be issued and shall include instructions for delivery thereof. Such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received, and as of such date (the “Conversion Date”) the rights of the holder of such Convertible Preferred Stock (or specified portion thereof) as such holder shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common stock represented thereby.

(c)      As soon as possible after the conversion Date (and in no event more than 30 days after the Conversion Date), subject to Section 4.2(c), with respect to the certificate(s) specified in (i) and (ii) below, the Corporation shall deliver to the converting holder or, with respect to the certificate(s) specified in (i) below, as specified by such converting holder:

(i)  a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion registered in such name or names and such denomination or denominations as the converting holder shall have specified; and

(ii)  a certificate representing any shares of convertible Preferred Stock which shall have been represented by the certificate or certificates which shall have been delivered to the Corporation in connection with such conversion but which shall not have been converted.

With respect to each share of Convertible Preferred Stock converted hereunder, all dividends payable thereon through and Including the conversion Date which shall not earlier have been paid shall be deemed waived.

4.2     Authorization and Issuance of Common Stock. The Corporation covenants and agrees that:

(a)      The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuing upon the conversion of the Convertible Preferred Stock as provided in this section 4, such number of shares of common Stock as shall then be issuable upon the conversion of all Outstanding shares of Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens, and charges. The Corporation will take all such action as may be necessary to assure that all shares of Common Stock may be so issued without violation of any applicable law or regulation or any requirements of any domestic stock exchange upon which any shares of Common Stock may be listed.

(b)      The Corporation will not take any action which results in any adjustment of the number of shares of Common Stock acquirable upon conversion of a share of Convertible Preferred Stock if after such action the total number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock then Outstanding, together with the total number of shares of Common Stock then Outstanding and the total number of shares of Common Stock reserved for any purpose other than issuance upon conversion of Common Stock, would exceed the total number of shares of Common

Stock then authorized by the Corporation’s Restated Certificate of Incorporation.

(c)     If any shares of Common Stock required to be reserved for purposes of conversions of shares of Convertible Preferred Stock under this Article FIFTH require registration with, or approval of, any governmental authority under any federal or state law (other than any registration under the Securities Act of 1933, as then in effect, or any similar federal statute then in force, or any state securities law, required by reason of any transfer involved in such conversion), or listing on any domestic securities exchange, before such shares may be issued upon conversion, the Corporation will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved for listing or listed on such domestic securities exchange, as the case may be.

(d)     The issuance of certificates for shares of Common Stock upon conversion of shares of the Convertible Preferred Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof, or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Convertible Preferred Stock converted.

(e)     The Corporation will not close its books against the transfer of any share of Convertible Preferred Stock or of any share of Common Stock issued or issuable upon the conversion of such shares in any manner which interferes with the timely conversion of such shares.

4.3     Conversion Price.    (a)    The initial Conversion Price shall be $0.277521. In order to prevent dilution of the conversion rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 4.

(b)     If and whenever the Corporation shall issue or sell, or shall in accordance with Section 4.4 be deemed to have issued or sold, any shares of Common stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, and/or the Corporation shall issue or sell any shares of its Common Stock for a consideration per share less than 95% of the Market Price on the date of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall, subject to Section 4.4, be reduced to the lower of the prices (calculated to the nearest $0.001) determined as follows:

(x)     by dividing (i) an amount equal to the sum of  (a) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price, and (b) the consideration, if any, received by the Corporation upon such issue or sale by (ii) the total number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; and

(y)     by multiplying the Conversion Price in effect immediately prior to the time of such issue or sale by a fraction, the numerator of which shall be the sun of (i) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Market Price immediately prior to such issue or sale plus (ii) the consideration received by the Corporation upon such issue or sale, and the denominator of which shall be the product of (iii) the total number of shares of Common Stock Deemed Outstanding immediately after such issue or sale, multiplied by (iv) the Market Price immediately prior to such issue or sale.

Notwithstanding the foregoing, no adjustment of the Conversion Price shall be made in an amount less than $0.001 per share, but any such lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0,001 per share or more.

(c)     Notwithstanding the provisions of this Section 4.3 and Section 4.4, no adjustment of the Conversion Price shall be required as a result of the sale or issuance of Common Stock, at prices less than the Conversion Price then in effect or 95% of the Market Price then in effect, (i) upon exercise of any Options (other than Excluded Securities) outstanding on the original date of issuance of the Convertible Preferred Stock, or (ii) upon conversion of any of the Convertible Preferred Stock, or (iii) in connection with Excluded Securities.

4.4     Effect of Certain Events on Conversion Price. For purposes of determining the adjusted Conversion Price under Section 4.3, the following shall be applicable:

(a)     Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”), whether or not such Options or the rights to convert or exchange such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options (or less than 95% of the Market Price, determined as of the date of granting such Options, as the case may be), then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall (as of the date of grant of such Options) be deemed to be outstanding and to have been issued for such price per share. No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, except as otherwise provided in Section 4.4 (c) ILLEGIBLE

(b)     Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price ILLEGIBLE share for which Common Stock is issuable upon such ILLEGIBLE or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale (or less than 95% of the Market Price, determined as of the date of such issue or sale of such Convertible Securities, as the case may be), then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share. Except as otherwise provided in Section 4.4 (c), no adjustment of the Conversion Price shall be made upon the actual issue of such Common stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price have been made or are to be made pursuant to other provisions of this Section 4.4, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(c)     Change in Option or Conversion Price. If the purchase price provided for in any option referred to in Section 4.4 (a), the additional consideration, if any, payable upon conversion or exchange of any Convertible Securities referred to in Section 4.4 (a) or (b), or the rate at which any Convertible Securities referred to in Section 4.4 (a) or (b) are convertible into or exchangeable for Common Stock, shall change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in this Section 4.4 or in Sections 4.3 and 4.5), then the Conversion Price in effect at the time of such change shall forthwith be adjusted to the Conversion Price which would have been in effect at such time had such Option or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If the purchase price provided for in any Option referred to in Section 4.4 (a), the additional consideration, if any, payable upon conversion or exchange of any Convertible Securities referred to in Section 4.4 (a) or (b), or the rate at which any Convertible Securities referred to in Section 4.4 (a) or (b), are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution of the type set forth in this Section 4.4 or Sections 4.3 and 4.5, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder would be reduced.

(d)     Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities (without any exercise of such option or right), the Conversion Price then in effect hereunder shall forthwith be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding.

(e)     Calculation of Consideration Received. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the aggregate proceeds payable to the Corporation therefor, prior to deduction of any expenses incurred and any underwriting commission or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of consideration other than cash received by the Corporation shall be deemed to be the fair value, determined in good faith by the Board of Directors, of such consideration except where such consideration consists of securities, in which case the amount of the consideration received by the Corporation shall be deemed to be the Market Price thereof as of the date of receipt. In case any Options shall be issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration. In case any shares of Common Stock, Options or Convertible securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value, determined in good faith by the Board of Directors, of such portion of the net assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be. In the event of any consolidation or merger of the Corporation in which stock or other securities of any corporation are issued in exchange for Common stock of the Corporation or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any corporation, the Corporation shall be deemed to have issued a number of shares of its Common Stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the fair market value on the date of such transaction of such stock or securities of the other corporation, and if any such calculation results in adjustment of the Conversion Price the determination of the number of shares of common Stock receivable upon conversion of the Convertible Preferred Stock immediately prior to such merger, consolidation or sale, for purposes of Section 4.7, shall be made after giving effect to such adjustment of the Conversion Price. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(f)      Record Date. For purposes of Sections 4.3 and 4.4, in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase common stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of granting of such right or subscription or purchase, as the case may be.

4.5     Subdivisions and Combinations. In the event that the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) one or more classes of its outstanding Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision forthwith shall be proportionately reduced. Conversely, in the event the outstanding shares of one or more classes of the Common Stock shall be combined into a smaller number of shares (by reverse stock split or otherwise), the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

4.6     Dividends. In the event that the Corporation declares a dividend (other than a dividend payable in Common Stock, Options or Convertible Securities) upon Common Stock, then at the option of the holders of a majority of the outstanding shares of Convertible Preferred Stock,

(1)     the Corporation shall pay over to such holder, on the dividend payment date, the cash, stock or other securities and other property which holder would have received if such holder had converted all of his or its shares of Convertible Preferred Stock into Common Stock and had been the record holder of such Common Stock on the date on which a record is taken for the purpose of such dividend, or, if a record is not taken, the date as of which the holders of Common Stock of record entitled to such dividend are to be determined, or

(2)     the Conversion Price in effect immediately prior to the declaration of such dividend shall be reduced by an amount equal to the amount of such dividend payable per share of Common Stock, in the case of a cash dividend, or by the fair value of such dividend per share (as reasonably determined by the Board of Directors of the Corporation), in the case of any other dividend, such reduction to be effective on the date as of which a record is taken for purposes of such dividend, or if a record is not taken, the date as of which holders of record of Common Stock entitled to such dividend are determined, or

(3)     in the case of a dividend consisting of stock or securities (other than Common Stock, Options or Convertible Securities) or other property distributable to holders of Common Stock, the holder of Convertible Preferred Stock may elect that, in lieu of (1) or (2) above, lawful and adequate provisions shall be made (including without limitation any necessary reduction in the Conversion Price) whereby such holder of Convertible Preferred Stock shall thereafter have the right to purchase and/or receive, on the terms and conditions specified in this Article FIFTH and in addition to the shares of Common Stock receivable immediately prior to the declaration of such dividend upon conversion of his or its shares of Convertible Preferred Stock, such shares of stock, securities or property as are distributable with respect to outstanding shares of Common Stock equal to the number of shares of Common Stock receivable immediately prior to such declaration upon conversion of his or its shares of Convertible Preferred Stock, to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon such conversion) shall thereafter be applicable, as nearly as may be, in relation to such shares of stock, securities or property.

For the purposes of this Section 4.6, “dividend” shall mean any distribution to the holders of Common Stock as such, and a dividend other than in cash shall be considered payable out of earnings or earned surplus (other than revaluation or paid-in surplus) only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as reasonably determined by the Board of Directors of the Corporation.

4.7     Reorganization, Reclassification, consolidation, Merger or Sale. If any capital reorganization or reclassification of the capital stock of the Corporation, or any consolidation or merger of the Corporation with or into another corporation, or any sale of all or substantially all of the Corporation’s assets to another corporation shall be effected in such a way that holders ofCommon Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision (as determined reasonably and in good faith by the Board of Directors of the Corporation) shall be made whereby each of the holders of the Convertible Preferred Stock shall thereafter have the right to acquire and receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore acquirable and receivable upon the conversion of such holder’s shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of such shares had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to such holder’s rights and interests to the end that the provisions of this Section 4 (including without limitation provisions for adjustments of the Conversion Price and of the number of shares of

Common Stock acquirable and receivable upon the exercise of the conversion rights granted in this Section 4) shall thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such holder’s shares (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). In the event of a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of the Corporation’s assets to another corporation as a result of which a number of shares of common stock of the surviving or purchasing corporation greater or lesser than the number of shares Common Stock of the Corporation outstanding immediately prior to such merger, consolidation or sate are issuable to holders of Common Stock, then the Conversion Price in effect immediately prior to such merger, consolidation or sale shall be adjusted (pursuant to Section 4.5) as though there were a subdivision or combination of the outstanding shares of Common Stock. The Corporation shall not effect any consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written Instrument (as determined reasonably and in good faith by the Board of Directors of the Corporation), executed and mailed or delivered by first class mail, postage prepaid, to each holder of shares at the address of each such holder as shown on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire or receive. II the purchase, tender or exchange offer is made to and accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock, the Corporation shall not effect any consolidation, merger or sale with the Person having made such offer or with any affiliate of such Person unless prior to the consummation of such consolidation, merger or sale, such of the holders of Convertible Preferred Stock shall have been given a reasonable opportunity to then elect to receive upon the conversion of such holder’s shares either the stock, securities or assets then issuable with respect to the Common Stock or the stock, securities or assets or the equivalent, issued to previous holders of the Common Stock in accordance with such offer.

4.8     Notice of Adjustment. Immediately upon any adjustment of the Conversion Price, the Corporation shall send written notice thereof to all holders of Convertible Preferred Stock (by first class mail, postage prepaid, addressed to each such holder at the address for such holder shown on the books of the Corporation), which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock acquirable and receivable upon conversions of all shares of Convertible Preferred Stock held by each such holder, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.9      Other Adjustment-Related Notices. In the event that at any time:

(a)      the Corporation shall declare a dividend (or any other distribution) upon its Common Stock payable otherwise than in cash out of earnings or earned surplus;

(b)     the Corporation shall offer for subscription pro rata to the holders of any class of its Common Stock any additional shares of stock of any class or other rights;

(c)      there shall be any capital reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

(d)     there shall be any voluntary or involuntary dissolution, liquidation, winding up or similar distribution of the Corporation;

then, in connection with any such event, the Corporation shall give by first class mail, postage prepaid, addressed to the holders of Convertible Preferred Stock at the address for each such holder as shown on the books of the Corporation:

(i)      at least 60 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or similar distribution; and

(ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or similar distribution, at least 60 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or similar distribution).

4.10     Certain Events. If any event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the Convertible Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to this section 4 except in the event of a combination of shares of the type contemplated in Section 4 and then in no event to an amount larger than the Conversion Price as adjusted pursuant to Section 4.

4.11     Disputes. In the event that there is any dispute as to the computation of the price or the number of shares of Common Stock required to be issued upon conversion of Convertible Preferred Stock (in which holders of 50 percent or more of the Convertible preferred Stock shall join), the holders and the Corporation will retain an independent and nationally recognized accounting firm to conduct at the expense of the Corporation an audit of the computations pursuant to the terms hereof involved in such dispute, including the financial statements or other information upon which such computations were based. The determination of such nationally recognized accounting firm shall, in the absence of manifest error, be binding upon the holders of the Convertible Preferred Stock and the Corporation. If there shall be a dispute as to the selection of such nationally recognized accounting firm, such firm shall be appointed by the American Institute of certified Public Accountants (“AICPA”) if willing, otherwise the American Arbitration Association, (“AAA”) upon application by the corporation or any holder or holders of at least 50 percent of the outstanding Convertible Preferred Stock with notice to the others. If the price or number of shares of Common Stock as determined by such accounting firm is five percent (5%) or more higher or lower than the price or number of shares of Common Stock computed by the Corporation, the expenses of such accounting firm and, if any, AICPA and AAA, shall be borne completely by the Corporation. In all other cases, they shall be borne by the disputing holders of Convertible Preferred Stock.

Section 5.     Purchase Rights.

If at any time or from time to time the corporation shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (any “Purchase Rights” ) pro rata to the record holders of common Stock and such grant, issuance or sale does not result in an adjustment of the conversion Price under Section 4.4, then each holder of Convertible Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable and receivable (directly or upon subsequent conversion, assuming unrestricted convertibility) upon conversion immediately prior to the time or times at which the Corporation, granted issued or sold such Purchase Rights.

Section 6.     Voting Rights of Convertible Preferred Stock.

6.1     In General. Except as otherwise provided by law or as otherwise provided in this Article SIXTH, Convertible Preferred Stock shall entitle the holders thereof to no voting rights.

6.2     Convertible Preferred Directors. In the event that (a) the shares of Common Stock obtainable upon conversion of all Convertible Preferred Stock then Outstanding would represent at least twenty percent (20%) of the Outstanding Common Stock, determined on a fully-diluted basis, and (b) either (i) four (4) or more quarterly dividend payments on the Convertible Preferred Stock are in arrears, in whole or in part, or (ii) an Event of Default (as defined in Section 6.3) shall have occurred and be continuing, then the holders of the then Outstanding Convertible Preferred Stock voting as a class, with each share of the Convertible Preferred Stock having one vote, shall be entitled to elect, at the next annual meeting of stockholders or at a special meeting of such holders of the Convertible Preferred Stock called for such purpose, as hereinafter set forth, such number of additional directors as will constitute a majority of the Board of Directors of the Corporation. At any time after the holders of the Convertible Preferred stock shall have become entitled to elect such additional members of the Board of Directors of the corporation, the Secretary of the Corporation may, and upon the written request of the holders of record of twenty percent (20%) or more of the shares of the Convertible Preferred Stock then Outstanding addressed to the Secretary at the principal executive offices of the Corporation, the Secretary shall, call a special meeting of the holders of the outstanding shares of the convertible Preferred Stock for the election of the additional directors to be elected by such holders, to be held within ten (10) days of the receipt of such request at the place and upon the notice provided by law and in the By-laws for the holding of special meetings of stockholders. If at any such meeting or any adjournment thereof, the holders of at least a majority of the shares of the convertible Preferred Stock then Outstanding and entitled to vote thereon shall be present or represented by proxy, then the holders of at least a majority of such shares so present or so represented at such meeting shall have the power to increase the then authorized number of directors of the Corporation and the holders of such shares shall be entitled to elect the additional directors provided for herein.

6.3     Events of Default. An Event of Default shall be deemed to have occurred if:

(a)     any default occurs for a period longer than the grace period, if any, specified therefor under any instrument creating, evidencing or securing indebtedness in the amount of $500,000 or more (including without limitation, any indebtedness assumed or guaranteed) of the corporation or any Subsidiary for the payment of borrowed money or the deferred purchase price of property or under any agreement relating thereto, or under any such guaranty or assumption agreement, if (i) the holder or holders of such indebtedness (or a trustee on their behalf) shall have given written notice of such default to the Corporation or such Subsidiary, and (ii) the effect of such default is to cause such indebtedness to become due and payable prior to its stated maturity or such default is a payment default which is not cured within 15 days; or if any such indebtedness of the Corporation or any Subsidiary in excess of $500,000 is not paid at its stated maturity, or any such indebtedness in excess of $500,000 payable on demand is not paid after demand therefor;

 (b)    the Corporation or any Subsidiary (1) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (2) is the debtor named in any other case, proceeding or other action of a nature referred to in clause (1) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (3) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (1) or (2) above; or (4) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (5) shall make a general assignment for the benefit of its creditors; or

(c)     the Corporation fails to perform or observe in any material respect its obligations (other than with respect to payment of dividends) to the holders of Convertible Preferred Stock set forth in this Article FIFTH, and any such failure is not cured or waived within ten (10) days after written notice thereof is given to the Corporation by a holder of Convertible Preferred Stock.

The existence or continuation of any Event of Default shall be irrespective of whether such event or the underlying facts shall have come about voluntarily or involuntarily or shall be beyond the Corporation’s or any Subsidiary’s control or shall have come about or been effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any statute or law, or any order, rule or regulation of any administrative or governmental body.

6.4     Special Meetings. The Secretary need not call any special meeting of the holders of the shares of the Convertible preferred Stock pursuant to Section 6.2 if the annual meeting of stockholders is to convene within thirty (30) days after receipt by the Secretary of such request. If any such special meeting required shall not be called in accordance herewith by the Secretary within ten (10) days after receipt of such request then the holders of record of the shares of Convertible Preferred Stock who made such request may designate in writing one of their number to call such meeting at the place and upon the notice above provided, and the person so designated shall, for that purpose, have access to the stock books of the Corporation relating to the Convertible Preferred Stock.

6.5     Removal; Vacancies. The directors elected by the holders of the Convertible Preferred Stock shall automatically cease to serve as such whenever all Events of Default and defaults with respect to payments are cured or no longer exist. Any such director may otherwise be removed only by the vote of the holders of record of a majority of shares of Convertible Preferred Stock entitled to elect such director at a meeting of the stockholders or of the holders of such shares called for that purpose. In the case of removal of any such director, the vacancy may be filled at the same meeting at which such removal was voted. A vacancy in the directorships created pursuant to Section 6.2 above shall be filled until the next meeting by the vote or written consent of the holders of a majority of the then Outstanding shares of Convertible Preferred Stock originally entitled to elect such director.

Section 7.     Registration of Transfer.

The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Convertible Preferred Stock. Upon the surrender of any certificate representing Convertible Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing the aggregate number of shares represented by the surrendered certificate, subject to the requirements of applicable securities laws. Each such new certificate shall be registered in such name and shall represent such number of shares as shall be requested by the holder of the surrendered certificate, shall be substantially identical in form to the surrendered certificate, and the holders of the shares represented by such new certificate shall be entitled to receive all theretofore payable but unpaid dividends on the shares represented by the surrendered certificate.

Section 8.     Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of the Convertible Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the registered holder is an institutional investor its own agreement of indemnity, without bond, shall be satisfactory ), or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate, and the shares represented by such new certificate shall be entitled, among other things, to receive all theretofore payable but unpaid dividends on the shares represented by the lost, stolen, destroyed or mutilated certificate.

Section 9.     Restrictions on Corporate Action.

So long as the shares of Common Stock receivable upon conversion of the Convertible Preferred Stock Outstanding represent at least twenty percent (20%) of the Common Stock outstanding, determined on a fully-diluted basis, and in addition to any other approvals or consents required by law, without the prior affirmative vote or written consent of the holders of a majority of all shares of the Convertible Preferred Stock Outstanding at the time:

(a)     The Corporation shall not authorize, create or issue any shares, or securities convertible into such shares, of any class of stock having preference over, or being on a parity with, the Convertible Preferred stock, with respect to either the payment of dividends or rights upon dissolution, liquidation, winding up or similar distribution of the Corporation or distribution of assets to its shareholders by way of return of capital, whether voluntary or involuntary.

(b)     The Corporation shall not liquidate/ dissolve or wind up its affairs.

(c)     The Corporation shall not sell, lease, or convey all or substantially all of the property or business of the Corporation and shall not effect a merger or consolidation of or with any other corporation or corporations.

 (d)     The Corporation shall not amend, alter or repeal any of the provisions of this Article FIFTH, nor shall it amend, alter or repeal any of the other provisions of this Restated Certificate of Incorporation or the By-laws of the Corporation in any Manner which adversely affects the preferences and rights and the qualifications, limitations or restrictions of the Convertible Preferred Stock or the holders thereof, nor shall the Corporation increase the number of shares of the Convertible Preferred Stock which the Corporation is authorized to issue; provided, however, that notwithstanding anything in this Section 9 to the contrary, the prior affirmative vote or written consent of holders of two-thirds (2/3) of all shares of Convertible Preferred Stock at the time Outstanding shall be required with respect to any amendment, alteration or repeal of any of the provisions of this Restated Certificate of Incorporation or the By-laws of the corporation relating to or affecting dividend payments or payments on liquidation on such holder’s Convertible Preferred Stock.

(e)     The Corporation shall not declare or pay any dividend or make any other distribution on any Junior Securities other than dividends or distributions payable solely in Junior Securities, or purchase, redeem, or otherwise acquire for any consideration, or set aside as a sinking fund or other fund for the redemption or repurchase of any Junior Securities or any warrants, rights or options to purchase the same unless the dividend payment obligations of the Corporation with respect to the Convertible Preferred Stock have, at such time, been fully satisfied.

Section 10.     Closing Books.

The Corporation will not close its books against the transfer of any share of Convertible Preferred stock.

Section 11.     Definitions.

As used in this Restated Certificate of Incorporation the following terms shall have the following meanings, which meanings shall be equally applicable to the singular and plural forms of such terms:

“Business Day” means any day which is not a Saturday or a Sunday or a day on which banks are permitted to close in New York, New York.

“Common Stock” means the Common Stock, par value

$0.001 per share, of the Corporation, and any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sun or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution, winding up or similar distribution of the Corporation.

“Common Stock Deemed Outstanding” means, at any given time, the sun of (a) the number of shares of Common Stock actually outstanding at such time (exclusive of any shares of Common Stock owned or held by or for the account of the Corporation), plus (b) the number of shares of Common Stock into which Outstanding shares of Convertible Preferred Stock are convertible at such time, plus (c) the number of other shares of common Stock deemed to be outstanding under Section 4 of this Article FIFTH at such time.

“Conversion Price” means $0.277521, as such price may be adjusted from time to time pursuant to the provisions of Section 4 of this Article FIFTH.

“Dividend Payment Date” means, with respect to Convertible Preferred Stock, the last day of March, June, September and December in each year (or if any such day is not a Business Day the immediately preceding Business Day).

“Excluded Securities” means Options, or Common Stock issued upon exercise thereof, issued to employees of the Corporation or any of its Subsidiaries pursuant to the provisions of a stock bonus or stock option or other plan or plans duly adopted by the Board of Directors and approved by the holders of a majority of the shares of Convertible Preferred Stock outstanding, provided that the number of shares of Common Stock issued and issuable at any one point in time pursuant to such plan or plans does not exceed five percent (5%) at the sum of the number of shares of Common Stock then outstanding and the number of shares of Common stock obtainable upon exercise of any then outstanding Options or conversion of any then outstanding Convertible Preferred Stock or other convertible Securities.

“Junior Security” means the Corporation’s Common Stock and any other equity security of any kind which the corporation or any Subsidiary shall at any time issue or be authorized to issue other than Convertible Preferred Stock.

“Liquidation Value” of any share of Convertible Preferred Stock as of any particular date means an amount equal to the sum of $1.00 plus any accrued and unpaid dividends on such share of Convertible Preferred Stock added to the Liquidation Value of such share on any Dividend Payment Date pursuant to Section 1.4 (a) of this Article FIFTH and not thereafter paid, and, in the event of any liquidation, dissolution or winding up of the Corporation, unpaid dividends on such share shall be added to the Liquidation Value of such share on the payment date under Section 2 of this Article FIFTH, calculated cumulatively from the next preceding Dividend Payment Date to the close of business on such payment date on a daily basis.

“Market Price” shall mean the highest of (i) the book value per share of common Stock (computed as if all outstanding Options and Convertible Securities had been exercised and converted immediately before the determination thereof), as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Corporation, as at the last day of any month ending within 60 days preceding the date as of which the determination is to be made, (ii) the fair market value per share of Common Stock, which shall be reasonably determined by the Board of Directors of the Corporation as of a date which is within 15 days of the date as of which the determination is to be made, (iii) the price per share (without regard to any underwriting or selling discounts or commissions) at which the most recent private offering and sale by the Corporation of Common Stock (not more than 60 days prior to the date of determination) in an arm’s-length transaction took place, and (iv) the conversion Price in effect immediately prior to the determination of Market Price. In connection with any determination of Market Price:

(a)     In the event that, within five (5) days after any holder of Convertible Preferred shall have received notice of the valuation by the Board of Directors, such holder gives the Corporation notice that such holder disagrees with the Board’s valuation, then the fair market value of the Common Stock shall be determined by a nationally-recognized investment banking firm chosen by such objecting party and the Corporation. If there shall be a dispute as to the selection of such investment banking firm, such firm shall be appointed by the American Arbitration Association upon application by the Corporation or such objecting party. The Corporation and the objecting party shall be afforded adequate opportunities to discuss said appraisal with the investment bankers. If the fair market value so established is five percent (5%) or more higher than the fair market value established by the Board of Directors, the expense of such investment banking firm’s valuation shall be borne completely by the Corporation. Otherwise it shall be borne by the objecting party.

(b)     Anything herein to the contrary notwithstanding, in the event that the Corporation shall issue any shares of Common Stock, Options or Convertible Securities in connection with the acquisition by the Corporation of the stock or assets of any other corporation or the merger of any other corporation into the Corporation, the Market Price shall be determined as of the date the number of shares of Common Stock, Options or Convertible Securities (or in the case of Convertible Securities other than stock, the aggregate principal amount of Convertible Securities) was determined (as set forth in a definitive written agreement between the Corporation and the other party to the transaction) rather than on the date of issuance of such shares of Common Stock, Options or Convertible Securities.

“Outstanding” when used with reference to shares of Convertible Preferred Stock as of any particular time shall mean shares thereof issued and outstanding at such time and shall not include any shares of Convertible Preferred Stock represented by any certificate in lieu of which a new certificate has been executed and delivered by the Corporation in accordance with Section 7 or Section 8, but shall include only those shares represented by such new certificate.

“Person” means and includes an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof.

“Subsidiary” means any corporation at least 50% of the Voting Stock of every class of which is, at the time as of which any determination is being made, owned by the Corporation either directly or through one or more Subsidiaries.

“Voting Stock” means any shares of stock having general voting power in electing the board of directors (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason of the happening of any contingency).

Section 12.     Miscellaneous.

(a)     The unenforceability or invalidity of any provision or provisions of this Article FIFTH shall not render invalid or unenforceable any other provision or provisions herein contained.

(b)     Section and paragraph headings herein are for convenience only and shall not be construed as a part of this Restated Certificate of Incorporation.

SIXTH: The following is a statement of the designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Common Stock:

Section 1.     Common Stock Junior to Convertible Preferred Stock. The rights of the holders of the Common Stock shall be junior to the rights and preferences of the holders of the Convertible Preferred Stock.

Section 2.     Dividends. Subject to the provisions of Article FIFTH hereof, the holders of the Common Stock shall be entitled to receive dividends out of any funds of the Corporation at the time legally available for the purpose, if, as and when declared by the Board of Directors.

Section 3.     Common Stock Voting Powers. Subject to the provisions of Article FIFTH hereof and except as otherwise provided by law or by agreement among the stockholders, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder, on any matter submitted for the vote or written consent of stockholders of the Corporation, including the election of directors.

SEVENTH:     To the full extent permitted by the General Corporation Act of the State of Oklahoma or any other applicable laws as presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH:     Each person who is or was or had agreed to become a director of the Corporation (and the heirs, executors, administrators or estate of such person) shall be indemnified by the Corporation to the full extent permitted ay the General Corporation Act of the State of Oklahoma or any other applicable laws as presently or hereafter in effect. Without limiting the generality or effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the right to indemnity permitted or authorized hereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

NINTH:     Subject to the provisions of Article FIFTH hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS whereof, the undersigned has signed this Restated Certificate of Incorporation, and affirms that the statements made herein are true under the penalties of perjury this day of September, 1993.

AMERICAN GILSONITE COMPANY

By:
Executive Vice President

ATTEST:

Secretary

3501916000 0

DB472307-003

OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA

AMENDED

CERTIFICATE OF INCORPORATION

WHEREAS, the Amended Certificate of Incorporation of

AMERICAN GILSONITE COMPANY

GREAT SEAL OF THE STATE OF OKLAHOMA

Filed in the City of Oklahoma City this 1ST

day of JULY, 1999.

Mike Hunter

Secretary of State

By: [signature]

0 6 0 1 9 1 6 0 0 0 1

AMENDMENT	FILED
OF
RESTATED CERTIFICATEOF INCORPORATION	JUL 0 1 1999
OF	OKLAHOMA SECRETARY
AMERICAN GILSONITE COMPANY	OF STATE

It is hereby certified that:

1.          The name of the corporation is AMERICAN GILSONITE COMPANY (the “Corporation”).

2.          The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in their entirety the definitions of “Dividend Payment Date” and “Excluded Securities” contained in Section 11 of Article FIFTH of the Restated Certificate of Incorporation of the Corporation and by substituting in lieu thereof the following:

             “Dividend Payment Date” means, with respect to Convertible Preferred Stock, the last day of March, June, September and December in each year (or if any such day is not a Business Day the immediately preceding Business Day) through calendar year 1997.

             “Excluded Securities” means Options, or Common Stock issued upon exercise thereof, issued to employees of the Corporation or any of its Subsidiaries pursuant to the provisions of a stock bonus or stock option or other plan or plans duly adopted by the Board of Directors and approved by the holders of a majority of the shares of Convertible Preferred Stock Outstanding, provided that the number of shares of Common Stock issued and issuable at any one point in time pursuant to such plan or plans does not exceed twenty five percent (25%) of the sum of the number of shares of Common Stock then outstanding and the number of shares of Common Stock obtainable upon exercise of any then outstanding Options or conversion of any then outstanding Convertible Preferred Stock or other Convertible Securities.

3.          The Amendment of the Restated Certificate of Incorporation of the Corporation herein certified has been duly adopted in accordance with the provisions of Section 1073 and 1077 of the Oklahoma Genera! Corporation Act.

0 6 0 1 9 1 6 0 0 0 2

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Restated Certificate of Incorporation this 10th day of June, 1999.

AMERICAN GILSONITE COMPANY

By:
President
Sebastiano Scarampi
ATTEST:

Secretary
Kip Grubaugh

OFFICE OF THE SECRETARY OF STATE

AMENDED
CERTIFICATE OF INCORPORATION

WHEREAS, the Amended Certificate of Incorporation of

AMERICAN GILSONITE COMPANY

has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.

NOWTHEREFORE, I, the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.

IN TESTIMONY WHEREOF, I hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.

Filed in the city of Oklahoma City this 7th day of March, 2008.

Secretary of State

AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AMERICAN GILSONITE COMPANY

It is hereby certified that:

1.          The name of the corporation is AMERICAN GILSONITE COMPANY (the “Corporation”).

2.          The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety Section 4.1(a) of Article Fifth of the Amended and Restated Certificate of Incorporation of the Corporation and by substituting in lieu thereof the following:

“4.1 Conversion Procedures.

03/07/2008 04:26 PM OKLAHOMA SECRETARY OF STATE
(a)(i)     Optional Conversion. A holder of shares of Convertible Preferred Stock may, at any time, convert pursuant to this Section 4 all or any part (in whole numbers of shares only) of the shares of Convertible Preferred Stock held by such holder into such number of fully paid and non-assessable whole shares of Common Stock as is obtained by multiplying the number of shares of Convertible Preferred Stock so to be converted by $1.00 and dividing the result by the Conversion Price then in effect.

(ii)       Mandatory Conversion. Each share of Convertible Preferred Stock of a holder shall automatically be converted into fully-paid, non-assessable whole shares of Common Stock as is obtained by multiplying the number of shares of Convertible Preferred Stock so to be converted by $1.00 and dividing the result by the Conversion Price then in effect, upon the receipt by the Corporation of a written request for such conversion from the holders of at least a majority of the Convertible Preferred Stock then outstanding, voting as a single class, or, if later, the effective date for conversion specified in such requests (such event referred to herein as an “Automatic Conversion Event”).

(iii)      Termination of Conversion Rights. Such conversion rights as to any particular share of Convertible Preferred Stock shall terminate at the close of business on the day immediately prior to the date fixed for payment on the Convertible Preferred Stock upon any liquidation, dissolution, winding up or similar distribution of the Corporation.”

Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Convertible Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder. Conversion pursuant to any optional conversion by a Holder shall be deemed to have been effected and the Conversion Price shall be determined as if the close of business on the date on which such certificate or certificates shall have been surrendered or lost certificate indemnification agreement shall have been delivered to the Corporation and such notice shall have been received by the Corporation (collectively with the date of the occurrence of an Automatic Conversion Event, the “Conversion Date”), and as of such date the rights of the holder of such Convertible Preferred Stock (or specific portion thereof) as such holder shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock may be issued in accordance with the provisions hereof shall be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.”

4.          The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety Section 4.3(a) of Article Fifth of the Amended and Restated Certificate of Incorporation of the Corporation and by substituting in lieu thereof the following:

“4.3 Conversion Price. (a) The Conversion Price as of the date of the filing of this Amendment of the Amended and Restated Certificate of Incorporation of the Corporation shall be $0.2410822. In order to prevent dilution of the conversion rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 4.”

5.          The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety Section 4.9(d)(i) of Article Fifth of the Amended and Restated Certificate of Incorporation of the Corporation and by substituting in lieu thereof the following:

“(i)     at least 10 days’ prior written notice of the date on which the books of the Corporation shall close or a record date shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or similar distribution; and

(ii)    in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or similar distribution, at least 10 days’ prior written notice of the date when the same shall take place (and specifying entitled to exchange their common Stock for securities or other property deliverable upon such reorganization, dissolution, liquidation, winding up or similar distribution).”

6.          The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to insert the following provision as Section 4.12 of Article Fifth of the Amended and Restated Certificate of Incorporation of the Corporation:

“4.12 Waivers. Notwithstanding anything herein to the contrary, any provision of this Amended and Restated Certificate of Incorporation, including without limitation any downward adjustment of the Conversion Price of the Convertible Preferred Stock, may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of Convertible Preferred Stock, either before or after the occurrence of the event to be waived.”

7.          The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety the definition of “Conversion Price” contained in Section 11 of Article Fifth of the Amended and Restated Certificate of Incorporation of the Corporation and by substituting in lieu thereof the following:

“Conversion Price’ means, as of the date of the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, $0.2410822, as such price may be adjusted from time to time pursuant to the provisions of Section 4 of this Article FIFTH.”

8.          The Amendment of the Amended and Restated Certificate of Incorporation of the Corporation herein has been duly adopted in accordance with the provisions of Section 1071 and 1077 of the Oklahoma General Corporation Act.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Amended and Restated Certificate of Incorporation this 7 day of March, 2008.

AMERICAN GILSONITE COMPANY

By:
Chief Executive Officer Pedro L. de Lizaur

ATTEST:

Secretary Ted Stevens

OFFICE OF THE SECRETARY OF STATE

CERTIFICATE OF MERGER

WHEREAS,

AMERICAN GILSONITE COMPANY

a corporation organized under the laws of the State of OKLAHOMA, has filed in the office of the Secretary of State duly authenticated evidence of a merger whereby said corporation is the survivor, as provided by the laws of the State of Oklahoma.

NOW THEREFORE, I, the undersigned Secretary of State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this Certificate evidencing such merger.

IN TESTIMONY WHEREOF, I have hereunto set my hand and caused to be affixed the Great Seal of the State of Oklahoma.

Filed in the City of Oklahoma City this 14th day of March, 2008.

Secretary Of State

03/14/2008 12:36 PM
OKLAHOMA SECRETARY OF STATE

CERTIFICATE OF MERGER OF AMERICAN GILSONITE COMPANY AND GILSONITE ACQUISITION CORP.

TO:	The Secretary of State of Oklahoma
101 State Capitol
Oklahoma City, Oklahoma 73105

American Gilsonite Company, an Oklahoma corporation, for the purpose of filing a Certificate of Merger pursuant to the provisions of 18 Okla. Stat. § 1081, does hereby execute the following Certificate of Merger:

1.    The name and state of incorporation of each corporation which is to merge are as follows:

Name of Business Entity	State of Incorporation

American Gilsonite Company	Oklahoma

Gilsonite Acquisition Corp.	Oklahoma

2.    An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of American Gilsonite Company and Gilsonite Acquisition Corp. in accordance with the provisions of 18 Okla. Stat. § 1081.

3.    The surviving corporation is:

American Gilsonite Company

4.    The Certificate of Incorporation of the surviving corporation shall be amended to read in its entirety as set forth on the attached Exhibit A.

5.    A copy of the Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation, which is 350 Cambridge Avenue, Suite 350, Palo Alto, California 94306.

6.     A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, upon request and without cost, to any shareholder of the surviving corporation or any shareholder of Gilsonite Acquisition Corp., which is to merge into the surviving corporation.

7.    The merger shall be effective as of the close of business on March 14, 2008.

IN WITNESS WHEREOF, American Gilsonite Company has caused this Certificate of Merger to be executed by its President or Vice President and attested by its Secretary or Assistant Secretary this 14th, day of March, 2008.

AMERICAN GILSONITE COMPANY, an
Oklahoma corporation

By
Pedro L. de Lizaur, Chief Executive Officer

ATTEST:

By Ted Stevens, Jr., Secretary
2

EXHIBIT A

AMENDED
CERTIFICATE OF INCORPORATION
OF
AMERICAN GILSONITE COMPANY

The Certificate of Incorporation of American Gilsonite Company is amended to read in its entirety as follows:

FIRST. The name of the corporation is:

AMERICAN GILSONITE COMPANY

SECOND. The address, including the street, number, city and county, of the corporation’s registered office in this state is 10th Fl, Two Leadership Square, 211 N. Robinson, Oklahoma City, Oklahoma County, Oklahoma 73102 and the name of the corporation’s registered agent at such address is McAfee & Taft A Professional Corporation.

THIRD. The nature of the business and the purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Oklahoma General Corporation Act.

FOURTH. The total number of shares of capital stock which the corporation shall have authority to issue is 1,000 shares, designated as Common Stock, par value $1.00 per share.

FIFTH. For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, its directors and its shareholders or any class thereof, as the case may be, it is further provided that elections of directors need not be by written ballot.

SIXTH. To the fullest extent permitted by the Oklahoma General Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

SEVENTH. The Corporation reserves the right to amend, alter, change, or repeal any provisions herein contained, in the manner now or later prescribed by statute. All rights, powers, privileges, and discretionary authority granted or conferred upon shareholders or directors are granted subject to this reservation.